EXHIBIT 99.1


                          GAMCO Announcement


    RYE, N.Y.--(BUSINESS WIRE)--Feb. 22, 2007--GAMCO Investors, Inc. (NYSE: GBL) today announced that an advisory subsidiary has made an offer of settlement to the staff of the Securities and Exchange Commission for communication to the Commission for its consideration to resolve issues relating to the previously disclosed mutual fund share trading matter. This offer of settlement is subject to agreement regarding the specific language of the SEC's administrative order and other settlement documents. A final settlement is subject to review and approval by the Commission. We have cooperated with the staff's inquiries over the past three and a half years and believe that this matter will be concluded in the near future.

    As a result of reaching this tentative settlement, GAMCO is increasing its legal and regulatory reserves for 2006 by $3 million. This additional reserve will result in a decrease of $0.07 per fully diluted share in our previously announced earnings for the fourth quarter of 2006. This brings the fourth quarter 2006 earnings per fully diluted share ("EPS") to $0.79 per share from $0.86 per share versus $0.67 per share in the fourth quarter of 2005 and the full year 2006 EPS to $2.31 per share from $2.38 per share versus $2.10 per share for the full year 2005. For the year ended December 31, 2006, the total legal and regulatory reserves are now $0.34 per fully diluted share.

    GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Gabelli Securities, Inc.). As of December 31, 2006, GAMCO had approximately $28.1 billion in assets under management.

    Special Note Regarding Forward-Looking Information

    Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

    CONTACT: GAMCO Investors, Inc.
             James E. McKee, General Counsel, 914-921-5294 www.gabelli.com